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EXHIBIT 11.1

Statement re: Computation of per share earnings.

For the following periods the registrant had no securities which were dilutive for the calculation of earnings per share.


                                                 Weighted average
Summary from year-end                            number of basic and
audited financial       Basic and diluted loss   diluted common stock
statements              per common share         shares outstanding

Year-ending 5-31 1999   $          (0.01)         10,040,000
Year ended 1231, 1998   $          (0.02)         10,040,000
From inception to
 12-31-1997             $          (0.03)         10,040,000

Summary from interim
financial statements:

 Nine months ended
  February 29, 2000     $          (0.09)         10,411,269

 Nine months ended
  February 29, 1999     $          (0.01)         10,040,000